Exhibit 4.1

LONG TERM INCENTIVE PLAN

OF

LAZARE KAPLAN INTERNATIONAL INC.

Effective as of August 25, 2008

i

ii

PRELIMINARY STATEMENT

          The purpose of this Plan is to further and promote the interests of Lazare Kaplan International Inc. (the “Company”) and its shareholders by enabling the Company and its Subsidiaries to attract, retain and motivate key employees, directors and other service providers, and to align the interests of such individuals with those of the Company's shareholders. Additionally, this Plan's objectives are to provide a competitive reward for achieving longer-term goals, provide balance to short-term incentive awards, and reinforce a one-company perspective. To do so, this Plan offers performance-based and equity-based incentives to provide such key employees, directors and other service providers with a proprietary interest in maximizing the growth, profitability and overall success of the Company.

ARTICLE I

DEFINITIONS

          Section 1.1 Definitions. Whenever used in this instrument, the following terms have the respective meanings set forth in this Section 1.1.

          “Associate” means a person who is associated with the Company as a director, or as a consultant, advisor or other service provider, but who is not an Employee.

           “Award” means an award, grant or issuance made to a Participant under Article V, Article VI and/or Article VII.

          “Award Agreement” means an agreement executed by a Participant pursuant to Section 3.4 in connection with the granting of an Award.

          “Beneficiary” means the person, persons, trust or trusts, or other entity or entities which have been designated by the Participant in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under this Plan upon the death of the Participant, or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts, or other entity or entities entitled by will or the laws of descent and distribution to receive such benefits.

          “Board” means the Board of Directors of the Company, as constituted from time to time.

          “Change in Control” means, a “change in the ownership” with respect to the Company, a “change in effective control” with respect to the Company or a “change in the ownership of a substantial portion of the assets” of the Company (in each case as determined in accordance with subpart B of Part IV of Notice 2005-1 issued by the Internal Revenue Service or any Treasury Regulation promulgated by the Internal Revenue Service to carry out the purposes of Section 409A of the Code).

          “Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provisions of any subsequent federal revenue law.

          “Common Stock” means the common stock of the Company.

          “Company” means Lazare Kaplan International Inc., a Delaware corporation, its successors and assigns.

          “Compensation Committee” means the committee appointed pursuant to Section 2.1 to manage and administer this Plan.

          “Disability” means, with respect to a Participant, any medically determinable physical or mental impairment that the Committee, on the basis of competent medical evidence, reasonably determines has rendered or will render the Participant permanently and totally disabled within the meaning of Section 422(c)6) of the Code.

          “Employee” means a person who performs services as an employee (within the meaning of Section 3401(c)(6) of the Code) of the Company or of a Subsidiary.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any corresponding provisions of any subsequent federal securities law.

          “Fair Market Value” means (i) for purposes of setting the exercise price of a share of Common Stock subject to an Incentive Stock Option, the fair market value of the share, as determined in accordance with Sections 422(c)(1) and (7) of the Code and the Treasury Regulations promulgated thereunder; and (ii) for purposes of setting the exercise price of a share of Common Stock subject to a Nonqualified Stock Option, the fair market value of the share, as determined in accordance with Section 1.409A -1(b)(5)(iv) of the Treasury Regulations.

          “Incentive Stock Option” means any stock option granted pursuant to the provisions of Article V that is intended to be (and is specifically designated as) an “incentive stock option” within the meaning of Section 422 of the Code.

          “Non-Employee Director” has the meaning ascribed to it in Rule 16b-3 promulgated by the SEC under the Exchange Act.

          “Nonqualified Stock Option” means any stock option granted to a Participant pursuant to Article V that is not an Incentive Stock Option.

          “Participant” means an employee, Non-Employee Director or any other individual providing services to the Company who is selected by the Compensation Committee to receive an Award.

          “Performance Award” means an Award of units of a monetary amount and/or a number of shares to a Participant pursuant to Article VII.

          “Performance Goals” means, with respect to any Performance Award granted to a Participant, the performance standards established by the Compensation Committee which must be attained in order for the Participant to be entitled to payment in settlement of the underlying Performance Award.

          “Performance Period” means, with respect to any Performance Goal , the period of time established by the Compensation Committee by or in respect of which such Performance Goal must be attained.

          “Performance Units” means the units of a monetary amount and/or a number of shares granted under Article VII.

          “Plan” means this Lazare Kaplan International Inc. Long Term Incentive Plan, as in effect and as amended from time to time, together with any rules and regulations promulgated by the Compensation Committee with respect thereto.

          “Retirement” means, if applicable, the termination of employment or association due to retirement after such number of years of employment or association with the Company or a Subsidiary as may be established by the Compensation Committee, or under a retirement plan of the Company or a Subsidiary, in each instance with the consent of the Compensation Committee.

          “Restricted Award” means an Award of Restricted Stock to a Participant pursuant to Article VI.

          “Restricted Stock” means shares of Common Stock issued to a Participant pursuant to Article VI.

          “Restriction Period” means, with respect to any share of Restricted Stock, the period beginning on the date of grant of the relevant Restricted Award and ending when all of the restrictions set forth in the applicable Award Agreement in respect of such share have lapsed.

          “SEC” means the Securities and Exchange Commission and any successor thereto.

          “Securities Act” means the Securities Act of 1933, as amended, or any corresponding provisions of any subsequent federal securities law.

          “Securities Market” means the American Stock Exchange, Inc. or any successor thereto on which shares of the Common Stock are then listed or traded or any other exchange upon which the Common Stock is listed or any market on which the Common Stock is qualified for quotation.

          “Separation from Service” means the Participant has incurred a “separation from service” as defined by Section 1.409A -1(h) of the Treasury Regulations.

          “Stock Option” means an Incentive Stock Option and/or a Nonqualified Stock Option, as the context requires.

          “Subsidiary” means any corporation (other than the Company), limited liability company, partnership, business trust or other entity in an unbroken chain of entities, beginning with the Company, if each of such entity, other than the last entity in the unbroken chain, owns fifty (50%) percent or more of the voting securities in one of the other entities in such chain.

          “Termination Date” means, with respect to a Participant, the date on which such Participant's status as an Employee or Associate terminates for any reason.

          “Treasury Regulations” means the official Treasury Department interpretation of the Code found in Title 26 of the Code of Federal Regulations.

          “Unrestricted Stock” means shares of Restricted Stock issued to a Participant with respect to which the applicable Restriction Period has ended.

          Section 1.2 Rules of Construction. Unless the context otherwise requires, (i) a term shall have the meaning assigned to it in Section 1.1; (ii) an accounting term not otherwise defined shall have the meaning assigned to it in accordance with generally accepted accounting principles, as set forth in opinions of the accounting principles board of the American Institute of Certified Public Accountants and in the Financial Accounting Standards Board Statements that are then applicable and, where not inconsistent with such opinions and statements, as set forth in other American Institute of Certified Public Accountants publications and guidelines or which otherwise arise by custom for a particular industry; (iii) “or” shall not be exclusive; (iv) words in the singular shall include the plural, and vice versa; (v) words in the masculine gender shall include the feminine and neuter, and vice versa; (vi) any reference to “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation;” (vii) any reference to “herein,” “hereby,” or “hereunder,” or any similar formulation, shall be deemed to refer to this Agreement as a whole, including the materials annexed hereto as exhibits; (viii) any reference to an “Article” or “Section,” if not otherwise modified, shall be a reference to an Article or Section of this Plan; and (ix) beneficial ownership shall be determined in accordance with SEC Regulation §240.13d -3 or any successor regulation thereto.

ARTICLE II

ADMINISTRATION

          Section 2.1 Compensation Committee. This Plan shall be administered by a committee established by the Board exclusively for such purpose, which committee shall at all times be comprised of not less than one (1) member, each of whom shall be appointed by the Board and shall be (i) a Non-Employee Director, (ii) an “outside director” (within the meaning of Section 162(m) of the Code), and (iii) independent under the rules of the Securities Market on which the Common Stock is listed; provided, however, that the failure of a member of the Compensation Committee to satisfy any of the foregoing requirements shall not invalidate any otherwise valid Award. A member of the Compensation Committee may be removed at any time, with or without cause, by the Board, which shall have the power to fill the resulting vacancy. The Board shall have the right, any time and from time to time, to increase or decrease the number of members comprising the Compensation Committee. A majority of the members of the Compensation Committee shall constitute a quorum for the transaction of business. Any act or acts approved in writing by all of the members of the Compensation Committee then serving shall be the act or acts of the Compensation Committee (as if taken by unanimous vote at a meeting of the Compensation Committee duly called and held).

          Section 2.2 Plan Administration and Plan Rules. The Compensation Committee is authorized to construe and interpret this Plan and to promulgate, amend and rescind rules, policies and regulations relating to the implementation, administration and maintenance of this Plan; provided, however, that this Plan shall be administered and interpreted in a manner so as to comply with Section 409A of the Code and the Treasury Regulations promulgated thereunder. In addition to such powers as may be delegated to it by the Board, the Compensation Committee shall have the power to (i) interpret this Plan, (ii) establish such rules (not inconsistent with the terms of this Plan) as it may deem necessary for the administration of this Plan, (iii) make such determinations as are necessary for the administration of this Plan, and (iv) employ agents, attorneys, actuaries, auditors, and accountants to furnish services in connection with this Plan. The Compensation Committee shall have authority to delegate responsibility for performance of ministerial functions necessary for administration of this Plan to such persons as it shall, in its sole discretion, deem appropriate. The Compensation Committee's determinations under this Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. Any determination, decision or action of the Compensation Committee in connection with the construction, interpretation administration, implementation or maintenance of this Plan shall be final, conclusive and binding upon all Participants and any person(s) claiming under or through any Participant(s). The Company shall effect the granting of Awards under this Plan, in accordance with the determinations made by the Compensation Committee, by execution of written agreements and/or other instruments in such form as is approved by the Compensation Committee.

          Section 2.3 Compliance with Section 409A of the Code. Notwithstanding anything to the contrary herein or in any Award Agreement, (i) this Plan may be amended from time to time in such manner as the Compensation Committee may determine to be necessary or appropriate in order to prevent this Plan or any Award from failing to meet the requirements of Section 409A(a)(2), (3) or (4) of the Code or failing to operate in accordance with such requirements; and (ii) if any provision of any Award Agreement would otherwise result in any such failure, then such provision shall be null and void ab initio and the Compensation Committee, in its discretion, may, in accordance with the advice of its counsel, amend such Award Agreement in a manner designed to have the least economic effect on the Participant to which the related Award was granted so as to prevent such failure.

          Section 2.4 Liability Limitation. Neither the Board nor the Compensation Committee, nor any member of either, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any Award Agreement), and the members of the Board and the Compensation Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, attorneys' fees) arising or resulting there from to the fullest extent permitted by the Articles of Incorporation and/or Bylaws of the Company as then in effect and to the fullest extent under any directors' and officers' liability insurance coverage which may be in effect from time to time.

Section 2.5 Compliance with Section 16 of the Exchange Act. It is the intent of the Company that this Plan and any Awards granted hereunder be interpreted in a manner so that this Plan and any Awards granted hereunder to Participants satisfy the applicable requirements of Rule 16b-3 promulgated under the Exchange Act, so that each Participant, to the maximum extent practicable and to the extent relevant, will be entitled to the benefits of Rule 16b-3 or other exemptions provided pursuant to the rules adopted under Section 16 of the Exchange Act, and will not be subjected to the "short-swing" liability provisions of Section 16 of the Exchange Act. If any provision of this Plan or of any Award granted hereunder would otherwise frustrate or conflict with the intent expressed in this Section 2.5, that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to such persons.

ARTICLE III

TERM OF PLAN; COMMON STOCK SUBJECT TO PLAN

          Section 3.1 Term. Unless terminated earlier pursuant to Section 9.1, this Plan shall terminate on August 25, 2018, except with respect to Awards then outstanding. After such date no further Awards shall be granted under this Plan.

          Section 3.2 Common Stock Subject to Plan. The maximum number of shares of the authorized and unissued shares of Common Stock authorized for issuance under this Plan shall be (and the number of shares that Board shall reserve for Awards under this Plan shall be) Seven Hundred Fifty Thousand (750,000). In the event of a change in the Common Stock of the Company that is limited to a change in the designation thereof to “Capital Stock” or other similar designation, or to a change in the par value thereof, or from par value to no par value, without increase or decrease in the number of issued shares, the shares resulting from any such change shall be deemed to be the Common Stock for purposes of this Plan. Common Stock which may be issued under this Plan shall be authorized and unissued shares. No fractional shares of Common Stock shall be issued under this Plan.

          Section 3.3 Computation of Available Shares. For the purpose of computing the total number of shares of Common Stock available for Awards, there shall be counted against the limitations set forth in Section 3.2 (i) the maximum number of shares of Common Stock potentially subject to issuance upon exercise or settlement of Awards granted under Article V, (ii) the number of shares of Common Stock issued or subject to potential issuance under Awards of Restricted Stock pursuant to Article VI, and (iii) the maximum number of shares of Common Stock potentially issuable under Performance Awards pursuant to Article VII, in each case determined as of the date on which such Awards are granted. If any Awards expire unexercised or are forfeited, surrendered, canceled, terminated or settled in cash in lieu of Common Stock, the shares of Common Stock which were theretofore subject (or potentially subject) to such Awards shall again be available for Awards under this Plan to the extent of such expiration, forfeiture, surrender, cancellation, termination or settlement of such Awards; provided, however, that shares of Common Stock issued or subject to potential issuance to a Participant under forfeited Awards shall not again be available for Awards under this Plan if the Participant received, directly or indirectly, any of the benefits of ownership of such shares.

          Section 3.4 Award Agreements. Each Participant receiving an Award shall enter into an Award Agreement with the Company in a form specified by the Compensation Committee. Each such Participant shall agree to the restrictions, terms and conditions of the Award set forth therein.

          Section 3.5 Lock-Up Agreement. Each Participant agrees that, during the period of duration (not to exceed 365 days) specified by the Company and an underwriter of Common Stock or other securities of the Company, in connection with any public offering of Common Stock under the Securities Act, the Participant shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Shares held by the Participant or any permitted transferee at any time during such period; provided, however, that each officer and director of the Company enters into a similar agreement (a "Lock-Up Agreement") for at least the same period. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Shares until the end of such period and the Participant agrees, if requested by the Company, to enter into a written agreement in form substantially similar to the Lock-Up Agreement.

ARTICLE IV

ELIGIBILITY

          Employees eligible for Awards under this Plan shall consist of key employees who are officers or managers of the Company and/or its Subsidiaries who are responsible for the management, growth and protection of the business of the Company and/or its Subsidiaries and whose performance or contribution, in the sole discretion of the Compensation Committee, benefits or will benefit the Company in a significant manner. Non-employees (i.e., those with third party relationships such as Non-Employee Directors or service providers to the Company) shall be eligible Participants for Awards of Nonqualified Stock Options, Restricted Stock and/or Performance Units at the sole discretion of the Compensation Committee.

ARTICLE V

STOCK OPTIONS

          Section 5.1 Terms and Conditions. Stock Options awarded under this Plan may be in the form of Incentive Stock Options or Nonqualified Stock Options. Such Stock Options shall be subject to the terms and conditions set forth in this Article V and any additional terms and conditions, not inconsistent with the express terms and provisions of this Plan, as the Compensation Committee shall set forth in each Award Agreement, including, without limitation, any provisions relating to or in connection with a Change in Control.

          Section 5.2 Grants. Stock Options may be granted under this Plan in such form as the Compensation Committee may from time to time approve. Stock Options may be granted alone or in addition to other Awards. Notwithstanding the above, no Incentive Stock Options shall be granted to any employee who owns more than ten (10%) percent of the combined total voting power of the Company or any Subsidiary, unless the requirements of Section 422(c)(6) of the Code are satisfied. No Stock Options shall contain any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of the Option under Section 1.83 -7 of the Treasury Regulations or the time the shares of Common Stock acquired pursuant to the exercise of the Stock Option first become substantially vested (as defined in Section 1.83 -3(b) of the Treasury Regulations).

          Section 5.3 Exercise Price. The exercise price of a share of Common Stock subject to a Stock Option shall be determined by the Compensation Committee at the time of Award; provided, however, that the exercise price of a share of Common Stock subject to any Stock Option shall not be less than its Fair Market Value on the date of the grant, unless the Compensation Committee, after consultation with the Company’s legal and tax advisors, determines otherwise. For any Participant who owns ten (10%) percent or more of the combined total voting power of the Company, the exercise price of a share of Common Stock subject to an Incentive Stock Option shall not be less than one hundred ten (110%) percent of its Fair Market Value on the date of the grant.

          Section 5.4 Term. The term of each Stock Option shall be such period of time as is fixed by the Compensation Committee at the time of grant; provided, however, that the term of any Incentive Stock Option shall not exceed ten (10) years from the date of grant (five [5] years in the case of an Option granted to a Participant who owns ten [10%] percent or more of the combined total voting power of the Company).

          Section 5.5 Method of Exercise. A Stock Option may be exercised, in whole or in part, by giving written notice of exercise to the Corporate Secretary of the Company, or such other officer of the Company as the Compensation Committee shall designate, specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the exercise price in cash, by certified check, bank draft or money order payable to the order of the Company or, if permitted by the terms of the applicable Award Agreement and applicable law, by delivery of, alone or in conjunction with a partial cash or instrument payment, (i) a promissory note secured by a pledge of the underlying shares, or (ii) shares of Common Stock already owned by the

Participant or to be received upon exercise of the Stock Option. The Compensation Committee may, in the applicable Award Agreement, also permit a Participant (either on a selective or group basis) to simultaneously exercise Stock Options and sell the shares of Common Stock thereby acquired, and use the proceeds from such sale as payment of the exercise price of such Stock Options. Payment instruments shall be received by the Company subject to collection. The proceeds received by the Company upon exercise of any Stock Option may be used by the Company for general corporate purposes.

          Section 5.6 Date of Exercise. Vesting dates of Stock Options awarded to a Participant will be specified in the applicable Award Agreement at the discretion of the Compensation Committee. Stock Options that meet the vesting requirements may be exercised in whole or in part at any time and from time to time during their specified terms.

          Section 5.7 Exercise Upon Termination. If a Participant's employment or association with the Company or a Subsidiary terminates for any reason other than for cause, Stock Options granted to such Participant that are exercisable on his Termination Date shall remain exercisable (i) until the expiration of three (3) months (or such other time as shall be determined by the Compensation Committee in its sole discretion) from such Termination Date, if such termination occurs for a reason other than the Participant's death, Disability or Retirement, or (ii) the expiration of twelve (12) months (or such other time as shall be determined by the Compensation Committee in its sole discretion) from such Termination Date, if such termination occurs on account of the Participant's death, Disability or Retirement. No Stock Option shall be exercisable by a Participant after termination of employment or association for cause. This Section 5.7 shall not apply to a Participant who continues to be an Employee or Associate of the Company or any affiliate. Notwithstanding anything to the contrary contained in this Section 5.7, no Stock Option shall be exercisable in whole or in part after the expiration date of the Stock Option or more than ten years after the date of grant of such Stock Option.

ARTICLE VI

RESTRICTED AWARDS

          Section 6.1 Terms and Conditions. Restricted Stock awarded under this Plan shall be subject to the terms and conditions set forth in this Article VI and any additional terms and conditions, not inconsistent with the express terms and provisions of this Plan, as the Compensation Committee shall set forth in each Award Agreement, including, without limitation, any provisions relating to or in connection with a Change in Control.

          Section 6.2 Restricted Awards. A Restricted Award is an Award of shares of Common Stock issued to the applicable Participant and registered with the Company's designated stock transfer agent in the name of the applicable Participant, subject to such restrictions, terms and conditions as the Compensation Committee deems appropriate and the requirement that the Participant deposit the certificate or certificates evidencing such shares with the Company while such shares are subject to such restrictions and that such shares be forfeitable for the reasons set forth in the applicable Award Agreement.

          Section 6.3 Grants of Awards.

                    Section 6.3.1 Restricted Awards Granted in Conjunction with Other Awards. Restricted Awards may be granted alone or in addition to any other Awards. Subject to the terms of this Plan, the Compensation Committee shall determine the number of Restricted Awards to be granted to a Participant and may impose different terms and conditions on any particular Restricted Award made to any Participant.

                    Section 6.3.2 Restrictive Legends. Each certificate evidencing the shares issued under a Restricted Award shall bear the following legend: “The shares evidenced hereby are subject to the terms and restrictions of the Lazare Kaplan International Inc. Long Term Incentive Plan; are subject to forfeiture or cancellation under the terms of such Plan; and shall not be sold, transferred, assigned, pledged, encumbered, or otherwise alienated or hypothecated except pursuant to the provisions of such Plan, a copy of which Plan is available from Lazare Kaplan International Inc. upon request.”

          Section 6.4 Restriction Period. Each Restricted Award shall be conditioned on the Participant remaining an employee of the Company, as a member of the Board or otherwise providing services to the Company, as applicable, at all times from the date of grant until the second anniversary thereof unless the applicable Award Agreement specifically provides otherwise. The Compensation Committee shall not grant a Restricted Award that is conditioned on the Participant remaining an employee of the Company, as a member of the Board, or as a service provider as applicable, for less than a one- (1-) year period beginning with the date of grant.

          Section 6.5 Payment of Awards. Upon expiration of the Restriction Period in respect of one or more shares of Restricted Stock, a certificate evidencing such shares (bearing no legend) shall be delivered to the relevant Participant on the thirtieth day following the close of such Restriction Period.

          Section 6.6 Shareholder Rights. A Participant shall have, with respect to the shares of Common Stock received under a Restricted Award, all of the rights of a shareholder of the Company, including, without limitation, the right to vote the shares and to receive any cash dividends. Stock dividends issued with respect to such Restricted Stock shall be treated as received under such Restricted Award and shall be subject to the same restrictions, terms and conditions that apply to the shares of Restricted Stock with respect to which such stock dividends are issued.

ARTICLE VII

PERFORMANCE AWARDS

          Section 7.1 Terms and Conditions. Performance Awards shall be subject to the terms and conditions set forth in this Article VII and any additional terms and conditions, not inconsistent with the express terms and provisions of this Plan, as the Compensation Committee shall set forth in each Award Agreement, including, without limitation, any provisions relating to or in connection with a Change in Control.

          Section 7.2 Performance Awards. A Performance Award is an award of units (with each unit representing such monetary amount and/or number of shares of Common Stock as shall be designated by the Compensation Committee in the applicable Award Agreement) granted to a Participant, subject to such terms and conditions as the Compensation Committee deems appropriate.

          Section 7.3 Performance Awards Granted in Conjunction with Other Awards. Performance Awards may be granted alone or in addition to any other Awards. Subject to the terms of this Plan, the Compensation Committee shall determine the number of Performance Units (and the nature and amount of the property represented thereby) to be granted to a Participant and may impose different terms and conditions on any particular Performance Award made to any Participant.

          Section 7.4 Performance Goals.

                    Section 7.4.1 Performance Goals Criteria. The Compensation Committee may determine that a Performance Award shall be granted, vested, exercised and/or settled upon achievement of such Performance Goals as it shall determine in its sole discretion. The Performance Goals upon which a Performance Award is conditioned shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7.4 and set forth in each Participant’s Award Agreement. Performance Goals underlying different Performance Awards may differ, regardless of whether such Performance Awards are granted to the same Participant or to different Participants.

                    Section 7.4.2 Performance Goals Requirements. Each Performance Goal shall meet the requirements of Section 162(m) of the Code and the Treasury Regulations promulgated thereunder. Notwithstanding the foregoing, the provisions of the preceding sentence shall not apply to a Performance Award granted to a Participant if, in the reasonable discretion of the Compensation Committee, the payment of such Award is unlikely to cause the amount of that Participant’s “applicable employee remuneration” (as defined in Section 162(m)(4) of the Code) for the taxable year of payment to exceed One Million Dollars ($1,000,000.00) (determined as if the payment of such Award did not qualify as remuneration described in Section 162(m)(4)(C) of the Code).

                    Section 7.4.3 Settlement of Performance Awards; Other Terms. A Performance Award may be settled by the payment of cash, the issuance of Common Stock, or by the granting of a Restricted Stock Award or Stock Option Award, as determined by the Compensation Committee. The Compensation Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with a Performance Award, but may not exercise discretion to increase any such amount payable to the Participant in respect of a Performance Award. Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code.

                    Section 7.4.4 Maximum Annual Amount Payable. The maximum amount payable to a Participant on account of achieving Performance Goals measured over Performance Periods ending within such year shall not exceed One Million Dollars ($1,000,000). For the purposes of calculating the value of any noncash settlement of a Performance Award, (i) shares of Common Stock shall be valued at their fair market value on the date on which the related Performance Award was granted, (ii) shares of Restricted Stock shall be valued at their fair market value on the date on which the related Performance Award was granted (less the aggregate amount paid or payable therefor by the Participant), and (iii) a Stock Option shall be valued at its fair value on the date on which the related Stock Option was granted, in accordance with the calculation methods set forth in FAS 123R.

                    Section 7.4.5 Written Determinations. Determinations by the Compensation Committee as to the establishment of Performance Goals for Performance Awards, the amount potentially payable in respect of Performance Awards, the level of actual achievement of the specified Performance Goals and the amount of any final Performance Award shall be recorded in writing. Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m) of the Code, prior to settlement of each such Award, that the Performance Goal relating to the Performance Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

ARTICLE VIII

TRANSFERABILITY; CHANGES IN CAPITALIZATION; EFFECT OF CERTAIN
TRANSACTIONS

          Section 8.1 Transferability of Awards. Unless otherwise authorized by the Compensation Committee as set forth in an Award Agreement, Awards shall not be transferable by a Participant except by will (subject to the restrictions set forth herein), the laws of descent and distribution, or pursuant to a transfer to a Beneficiary (subject to the restrictions set forth herein) and shall be exercisable during the lifetime of a Participant only by such Participant or his or her guardian or legal representative. In no event, however, may any transfer of an Award be made for consideration. A Participant’s rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to claims of the Participant’s creditors.

          Section 8.2 Changes in Capitalization.

                    Section 8.2.1 No Corporate Action Restriction. The existence of this Plan, any Award Agreement or any Award shall not limit, affect or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize (i) any adjustment, recapi-talization, reorganization or other change in the Company's or any Subsidiary's capital structure or its business; (ii) any merger, share exchange or change in the ownership of the Company or any Subsidiary; (iii) any issue of bonds, debentures, capital, preferred or prior preference stocks ahead of or affecting the Company's or any Subsidiary's capital stock or the rights thereof; (iv) any dissolution or liquidation of the Company or any Subsidiary; (v) any sale or transfer of all or any part of the Company's or any Subsidiary's assets or business; or (vi) any other corporate act or proceeding by the Company or any Subsidiary. No Participant, assignee, Beneficiary or any other person shall have any claim against any member of the Board, the Compensation Committee, the Company or any Subsidiary as a result of any such action.

                    Section 8.2.2 Recapitalization Adjustments. In the event of any change affecting the capital structure of the Company, whether through merger, consolidation, reorganization, re-capitalization, stock dividend, stock split, split-up, split-off, spin-off, combination, exchange of shares or otherwise; the Board, shall authorize and make such adjustments to (i) the aggregate number of shares of Common Stock for which Awards may be granted; (ii) the maximum number of shares of Common Stock for which Awards may be granted to any Participant in any year; and (iii) the number of shares of the Common Stock covered by any outstanding Award and the exercise price or other price payable for a share of Common Stock underlying any outstanding Award, in each case as it deems necessary or desirable to reflect such change; provided each such adjustment with respect to an Incentive Stock Option shall comply with the rules of Section 424(a) of the Code and shall not render any outstanding Stock Option a Nonqualified Stock Option.

          Section 8.3 Effect of Certain Transactions. (a) In the event of (i) a merger or consolidation or (ii) the sale or disposition of all or substantially all of the Company’s assets, the Company shall have the authority to make provision in connection with such transaction (x) for the assumption of Awards theretofore granted under the Plan, or the substitution for such Awards of new options or awards of the successor corporation, with appropriate adjustment as to the number and kind of shares and the purchase price for shares thereunder, or (y) for the surrender of outstanding Stock Options or other Awards and the payments of cash in consideration therefor at their Fair Market Value.

          (b) Except as otherwise determined by the Compensation Committee at the time of grant of an Award, upon a Change in Control, all outstanding Stock Options shall become vested and exercisable; all restrictions on Restricted Stock shall lapse; all Performance Goals shall be deemed achieved at target levels; all other terms and conditions shall be deemed to be met; and all Performance Awards shall be delivered. The Compensation Committee may, in its sole discretion, provide or agree to provide for payments in consideration for the exercise of, surrender or repurchase of a Stock Option or other Award at such times and in such amounts determined by the Compensation Committee in its sole discretion, which amounts, in the case of a Change of Control, may be based upon the highest price per share paid in the transaction even if greater than the Fair Market Value at the time of exercise, surrender or repurchase. Any such determination by the Compensation Committee may be set forth in the applicable Award Agreement. With respect to Stock Options or other Awards intended to qualify as performance based compensation under Section 162(m) of the Code, the Compensation Committee shall set forth in the applicable Award Agreement any terms as to acceleration of the ability to exercise or vesting of the Stock Option or other Award (including, but not limited to, acceleration upon the occurrence of a Change of Control).

ARTICLE IX

AMENDMENTS

          Section 9.1 In General. The Board may suspend or terminate this Plan (or any portion thereof) at any time and may amend this Plan at any time and from time to time in such respects as the Board may deem advisable to insure that any and all Awards conform to or otherwise reflect any change in applicable laws or regulations, or to permit the Company or the Participants to benefit from any change in applicable laws or regulations, or in any other respect the Board may deem to be in the best interests of the Company or any Subsidiary; provided, however , that no such amendment shall, without majority (or such greater percentage if required by law, charter, by-law or other regulation or rule) shareholder approval to the extent required by law or the rules of any Securities Market, (i) except as provided in Section 8.2.2 materially increase the number of shares of Common Stock which may be issued under this Plan; (ii) materially modify the requirements as to eligibility for participation in this Plan; (iii) materially increase the benefits accruing to Participants under this Plan; or (iv) extend the termination date of this Plan. No such amendment, suspension or termination shall (i) materially adversely affect the rights of any Participant under any outstanding Award, without the consent of such Participant, or (ii) make any change that would disqualify this Plan, or any other plan of the Company or any Subsidiary intended to be so qualified, from (A) the exemption provided by SEC Rule16b-3, or any successor thereto, or (B) the benefits provided under Section 422 of the Code or any successor thereto; provided, however, that no amendment, suspension, or termination shall be effected if it would violate Section 409A of the Code, to the extent such Section applies to the portion(s) of this Plan being amended, suspended and/or terminated.

          Section 9.2 Award Agreements. The Compensation Committee may amend or modify at any time and from time to time any outstanding Award and Award Agreement, in any manner to the extent that the Compensation Committee would have had the authority under this Plan to initially determine the restrictions, terms and provisions of such Award, including, without limitation, to change the date or dates as of which Stock Options may be exercised. No such amendment or modification shall, however, materially adversely affect the rights of any Participant under any such Award and Award Agreement without the consent of such Participant; provided, however, that no amendment or modification shall be effected if it would violate Section 409A of the Code, to the extent that such provision applies to the portion(s) of the Award and Award Agreement being amended or modified.

ARTICLE X

MISCELLANEOUS

          Section 10.1 Tax Withholding. The Company shall have the right to deduct from any payment or settlement under this Plan, including, without limitation, the exercise of any Award, or the delivery or vesting of any shares of Common Stock, Restricted Stock, any federal, state, local or other taxes of any kind which the Compensation Committee, in its sole discretion, deems necessary to be withheld to comply with the Code and/or any other applicable law, rule or regulation. If the Compensation Committee, in its sole discretion, permits shares of Common Stock to be used to satisfy any such tax withholding, such Common Stock shall be valued based on the Fair Market Value of such stock as of the date the tax withholding is required to be made, such date to be determined by the Compensation Committee. The Compensation Committee may establish rules limiting the use of Common Stock to meet withholding requirements by Participants who are subject to Section 16 of the Exchange Act.

          Section 10.2 No Right to Employment. Neither the adoption of this Plan, the granting of any Award, nor the execution of any Award Agreement shall confer upon any employee of the Company or any Subsidiary any right to continued employment with the Company or any Subsidiary, as the case may be, nor shall it interfere in any way with the right, if any, of the Company or any Subsidiary to terminate the employment of any employee at any time for any reason.

          Section 10.3 Use of Proceeds. The proceeds received by the Company from the sale of shares pursuant to this Plan shall be used for general corporate purposes.

          Section 10.4 Rights as a Shareholder. A Participant shall have no rights with respect to any shares until the Participant shall have become a holder of record of such shares, and the Participant shall not be entitled to any dividends or distributions or other rights in respect of such shares for which the record date is prior to the date on which the Participant shall have become the holder of record therefor, except as otherwise provided in Sections 6.6 and 8.2.

          Section 10.5 Unfunded Plan. This Plan shall be unfunded and the Company shall not be required to segregate any assets in connection with any Awards. Any liability of the Company to any person with respect to any Award or any Award Agreement shall be based solely upon the contractual obligations that may be created as a result of this Plan or any such Award or Award Agreement. No such obligation of the Company shall be deemed to be secured by any pledge of, encumbrance on, or other interest in, any property or asset of the Company or any Subsidiary. Nothing contained in this Plan or any Award Agreement shall be construed as creating in respect of any Participant (or Beneficiary thereof, any assignee or any other person) any equity or other interest of any kind in any assets of the Company or any Subsidiary or creating a trust of any kind or a fiduciary relationship of any kind between the Company, any Subsidiary and/or any such Participant, any Beneficiary, any assignee or any other person.

          Section 10.6 Payments to a Trust. The Compensation Committee is authorized to cause to be established a trust agreement or several trust agreements or similar arrangements from which the Compensation Committee may make payments of amounts due or to become due to any Participants under this Plan so long as the establishment of the trust agreement(s) is consistent with Section 409A of the Code.

          Section 10.7 Other Company Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award shall not be deemed a part of a Participant's compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Company or any Subsidiary unless expressly provided in such other plans or arrangements, or except where the Board expressly de-

termines in writing that inclusion of an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive annual base salary or other cash compensation. Awards may be made in addition to, in combination with, or as alternatives to, grants, awards or payments under any other plans or arrangements of the Company or its Subsidiaries. The existence of this Plan notwithstanding, the Company or any Subsidiary may adopt such other compensation plans or programs and additional compensation arrangements as it deems necessary to attract, retain and motivate employees.

          Section 10.8 Listing, Registration and Other Legal Compliance. No Award shall be made and no shares of the Common Stock shall be issued under this Plan, and no assignment of a Non-Qualified Stock Option to an assignee shall be made, unless legal counsel for the Company shall be satisfied that such issuance or assignment will be in compliance with all applicable federal and state securities laws and regulations and any other applicable laws or regulations. The Compensation Committee may require, as a condition of any payment of any Award, share issuance or assignment of Non-Qualified Stock Options, that certain agreements, undertakings, representations, certificates, and/or information, as the Compensation Committee may deem necessary or advisable, be executed or provided to the Company to assure compliance with all such applicable laws or regulations. Certificates for shares of the Restricted Stock and/or Common Stock delivered under this Plan may be subject to such stock transfer orders and such other restrictions as the Compensation Committee may deem advisable under the rules, regulations, or other requirements of the SEC, and the Securities Market and any applicable federal or state securities law. The Compensation Committee may cause a legend or legends to be put on any such share certificates to make appropriate reference to such restrictions. In addition, if, at any time specified herein (or in any Award Agreement) for (a) the making of any determination, (b) the issuance or other distribution of Restricted Stock and/or Common Stock, or (c) the payment of amounts to or through a Participant with respect to any Award, any law, rule, regulation or other requirement of any governmental authority or agency shall require either the Company, any Subsidiary, any Participant (or any designated beneficiary or other legal representative) or any assignee to take any action in connection with any such determination, any such shares to be issued or distributed, any such payment, or the making of any such determination, as the case may be, shall be deferred until such required action is taken. If at any time and from time to time the Compensation Committee determines, in its sole discretion, that the listing, registration or qualification of any Award, or any Common Stock or property covered by or subject to such Award, upon the Securities Market or under any foreign, federal, state or local securities or other law, rule or regulation is necessary or desirable as a condition to or in connection with the granting of such Award or the issuance or delivery of Restricted Stock and/or Common Stock or other property under such Award or otherwise, no such Award may be exercised or settled, or paid in Restricted Stock, Common Stock or other property, unless such listing, registration or qualification shall have been effected free of any conditions that are not acceptable to the Compensation Committee.

          Section 10.9 Designation of Beneficiary. Each Participant to whom an Award has been made may designate a Beneficiary or Beneficiaries to receive any payment which under the terms of this Plan and the applicable Award Agreement may become payable on or after the Participant's death. At any time, and from time to time, any such designation may be changed or canceled by the Participant without the consent of any such beneficiary. Any such designation, change or cancellation must be on a form provided for that purpose by the Compensation Committee and shall not be effective until received by the Company. If no Beneficiary has been named by a deceased Participant, or if the designated Beneficiaries have predeceased the Participant, the Beneficiary shall be the Participant's estate. If the Participant designates more than one Beneficiary, any payments under this Plan to such Beneficiaries shall be made in equal shares unless the Participant has expressly designated otherwise, in which case the payments shall be made in the shares designated by the Participant.

          Section 10.10 Leaves of Absence/Transfers. The Compensation Committee shall have the power to promulgate rules, policies and regulations and to make determinations, as it deems appropriate, under this Plan in respect of any leave of absence from the Company or any Subsidiary granted to a Participant. Without limiting the generality of the foregoing, the Compensation Committee may determine whether any such leave of absence shall be treated as if the Participant has terminated employment with the Company or any such Subsidiary; provided, however, that to the extent Section 409A of the Code applies to any portion(s) of this Plan, the determination of whether a leave of absence constitutes a Separation from Service for purposes of those portion(s) shall be made in accordance with such provision, and a leave of absence of longer than six months shall be considered a Separation from Service for those portion(s) of this Plan subject to Section 409A of the Code unless the Participant has a contractual or statutory right to return to work at the end of such longer leave of absence. If a Participant transfers within the Company, or to or from any Subsidiary, such Participant shall not be deemed to have terminated employment as a result of such transfers.

          Section 10.11 Notices. Except as otherwise provided herein, any notice that the Company or a Participant may be required or permitted to give to the other shall be in writing and shall be deemed duly given when delivered personally or by nationally recognized overnight delivery service or deposited in the United States mail, first class postage prepaid, and properly addressed to the Company’s Corporate Secretary at the following address:

Lazare Kaplan International Inc.
19 West 44th Street, 16th Floor
New York, NY 10036
Attention: Corporate Secretary

Any notice sent by mail or by nationally recognized overnight delivery service by the Company to a Participant shall be sent to the most current address of the Participant as reflected on the records of the Company as of the time such notice is given. In the case of a deceased Participant, any notice shall be given to the Participant's personal representative if such representative has delivered to the Company evidence satisfactory to the Company of such representative's status as such and has informed the Company of the address of such representative by notice pursuant to this Section 10.11.

          Section 10.12 Governing Law. This Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.

          Section 10.13 Headings. Any titles and headings herein are for reference purposes only, and shall in no way limit, define or otherwise affect the meaning, construction or interpretation of any provisions of this Plan.

          Section 10.14 Effective Date. This Plan became effective as of August 25, 2008, subject to its approval by the holders of a majority of the Company's outstanding Common Stock at the Company's 2008 Annual Meeting of Shareholders.